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NEURALSTEM RECEIVES FDA APPROVAL TO COMMENCE SPINAL CORD INJURY TRIAL

NSI-566 to be tested in patients with chronic spinal cord injury

ROCKVILLE, Maryland, January 14, 2013 – Neuralstem, Inc. (NYSE MKT: CUR) announced that it received approval from the United States Food and Drug Administration (FDA) to commence a Phase I safety trial of its lead cell therapy candidate, NSI-566, in chronic spinal cord injury patients. This open-label, multi-site study, will enroll up to eight patients with thoracic spinal cord injuries (T2-T12), who have an American Spinal Injury Association (AIS) A level of impairment, between one and two years after injury. AIS A impairment refers to a patient with no motor or sensory function in the relevant segments at and below the injury, and is considered to be complete paralysis.

The primary objective of the study is to determine the safety and toxicity of human spinal stem cell transplantation for the treatment of paralysis and related symptoms due to chronic spinal cord injury (SCI). The secondary objectives of the study are to evaluate graft survival in the transplant site by MRI, as well as the effectiveness of transient immunosuppression. Additionally, the study will look at exploratory objectives to evaluate the ability of human spinal cord stem cell (HSSC) transplantation to positively affect AIS level, ISNC SCI motor and sensory index scores, bowel and bladder function, pain, UAB IMR scores, SCIM scores, evoked sensory and motor potentials, and electromyogram (EMG).

All patients in the study will receive six injections in, or around, the injury site. The first four patients will receive 100,000 cells per injection, the second four patients will receive 200,000 cells per injection.  All patients will also receive physical therapy post surgery, as well as immunosuppressive therapy, which will be for three months, as tolerated. The trial study period will end six months post-surgery for each patient.

“The company is both pleased and excited to begin this long-awaited trial to treat spinal cord injury patients with our spinal cord cells, NSI-566,” said Karl Johe, Ph.D., Neuralstem Chairman of the Board and Chief Scientific Officer. “In August, in the peer-reviewed journal ‘Cell,’ compelling evidence was presented that the cells can ‘bridge the gap’ in a severed spinal cord model and return functionality.

This will be the first stem cell trial to attack the problem that way, as well as the first to treat chronic spinal cord injury patients,” Dr. Johe went on to say. “In addition to the pre-clinical animal data, we have conducted 18 successful surgeries using the same cells and surgical device in our ALS trial. That trial has demonstrated that the surgical route of administration and the cells are safe and, well-tolerated and that the cells survive long-term in the patients. The successes of our human clinical experience, combined with the compelling data from the preclinical spinal cord injury animal studies gives us confidence that we are prepared to move into this additional indication for NSI-566.”

“This is another critical milestone for the company,” said Richard Garr, Neuralstem President and CEO. “We believe the FDA approval of a trial for a second indication for our NSI-566 cells demonstrates an increasing level of comfort at the FDA with our technology and acknowledges the positive strides being made in the ALS trial. Our goal for this SCI trial is to transplant and collect the 6 month data for all patients within a one-year timeframe.

The approval of this trial is also a demonstration of our product development strategy,” Mr. Garr continued. “While we can create cell products from various regions of the CNS that might be applicable to all manner of indications, we have chosen to address multiple indications where the same cell product is applicable. This allows us to leverage the product manufacturing and safety data created in each trial with the next. Along those lines, we will begin dosing patients with NSI-566 to treat paralysis from stroke in the next month, in China, and we are preparing for a trial with NSI-566 to treat acute spinal cord injury patients in Korea this summer. We are also currently in discussions with the FDA over the design and scope of our Phase II trial for ALS with NSI-566. As we begin to create proof-of-principle data in multiple indications, we are also creating additional NSI-556 safety data across indications and borders.”

In a September study published in the journal CELL (http://www.cell.com/abstract/S0092-8674%2812%2901018-5), paralyzed rats transplanted with NSI-566 stem cells recovered significant locomotor function, regaining movement in all lower extremity joints. Additionally, the transplanted neural stem cells turned into neurons which grew multiple axons. These axons extended over 17 spinal segments above and below the point of severance, where made reciprocal synaptic connectivity with the host spinal cord neurons, improving electrophysiological and functional outcome

About Chronic Spinal Cord Injury

There are more than 10,000 new spinal cord injuries (SCI) in the US each year. At the time of a recent survey done by the Christopher & Dana Reeve Foundation, there were approximately 840,000 people living with chronic SCI, which are patients in whom paralysis persists and becomes permanent. According to the National Spinal Cord Injury Association, 85% of SCI patients who survive the first 24 hours are still alive 10 years later.

About Neuralstem

Neuralstem's patented technology enables the ability to produce neural stem cells of the human brain and spinal cord in commercial quantities, and the ability to control the differentiation of these cells constitutively into mature, physiologically relevant human neurons and glia. Neuralstem completed dosing of the last patient in an FDA-approved Phase I safety clinical trial for amyotrophic lateral sclerosis (ALS), often referred to as Lou Gehrig's disease, in August 2012; the trial ends six months after that last surgery. Neuralstem has been awarded orphan status designation by the FDA for its ALS cell therapy.

In addition to ALS, the company is also targeting major central nervous system conditions with its NSI-566 cell therapy platform, including spinal cord injury, ischemic stroke and glioblastoma (brain cancer). The company received approval to commence a Phase I safety trial in chronic spinal cord injury in January, 2013.

Neuralstem also has the ability to generate stable human neural stem cell lines suitable for the systematic screening of large chemical libraries. Through this proprietary screening technology, Neuralstem has discovered and patented compounds that may stimulate the brain's capacity to generate new neurons, possibly reversing the pathologies of some central nervous system conditions.  The company is in a Phase Ib safety trial evaluating NSI-189, its first neurogenic small molecule compound, for the treatment of major depressive disorder (MDD). Additional indications could include chronic traumatic encephalopathy (CTE), Alzheimer's disease, and post-traumatic stress disorder (PTSD).

For more information, please visit www.neuralstem.com or connect with us on Twitter, Facebook and LinkedIn

Cautionary Statement Regarding Forward Looking Information

This news release may contain forward-looking statements made pursuant to the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that such forward-looking statements in this press release regarding potential applications of Neuralstem's technologies constitute forward-looking statements that involve risks and uncertainties, including, without limitation, risks inherent in the development and commercialization of potential products, uncertainty of clinical trial results or regulatory approvals or clearances, need for future capital, dependence upon collaborators and maintenance of our intellectual property rights. Actual results may differ materially from the results anticipated in these forward-looking statements. Additional information on potential factors that could affect our results and other risks and uncertainties are detailed from time to time in Neuralstem's periodic reports, including the annual report on Form 10-K for the year ended December 31, 2011 and the quarterly report on Form 10-Q for the period ended September 30, 2012.

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